Exhibit 10.50

Credit Arrangement Letter

Date: May 20, 2016

Majesco

105 Fieldcrest Avenue, Suite # 208,

Edison, New Jersey - 08837, USA

Kind attention: Ms. Brindha Ramachandran

Dear Sir/Madam:

We refer to your request and subsequent discussions you had with us regarding renewal of a Working Capital Limits for a total facility amount of USD 5,000,000.00 for your business requirements. ICICI Bank Limited, New York Branch (the “Bank”) is pleased to sanction to your company, Majesco (the “Company”) a Revolving Credit Facility to meet your working capital needs for a total facility amount of USD 5,000,000.00 which shall be subject to the main terms and conditions given below and set out in Appendix-I hereto which are deemed to be part of this Credit Arrangement Letter (the “Letter”). The credit facility is also subject to conditions to be contained in the transaction documents which the Company shall execute with, and in favor of, the Bank.

Upon signing this Letter, the Company shall pay upfront to the Bank the total amount of USD 50,000.00 (amounting to 1.00% p.a. of the total facility) as a processing fee for the aforesaid facility.

If the attached terms of this Letter are acceptable to you, kindly confirm your agreement by signing the copy of this Letter together with the attachments (each page of which should be initialed on behalf of the Company) and returning them to us. The credit facility will be available on due execution of all loan and security documents. Those documents will include a requirement that your Board of Directors adopt resolutions approving, among other things, the proposed facility and the security granted therefor.

Please note that this communication should not be construed as giving rise to any binding obligation on the part of the Bank until (i) you have returned the duplicate copy of this Letter duly signed to evidence acceptance thereof and (ii) signed / executed all of the agreements / documents in connection with the aforesaid credit facility.

Unless the Bank receives the attached, duplicate copy of this Letter, duly signed by you to indicate your acceptance hereof, within 15 days from the date of this Letter and unless all of the agreements / documents are signed / executed in respect of the credit facility within 60 days from the date of this Letter, the offer contained herein shall automatically lapse without any further communication from the Bank, unless the validity of the credit offer is expressly extended / revived by the Bank in writing.

On behalf of the Bank, we are pleased to offer this credit facility and the Bank looks forward to a strong and mutually profitable working relationship with your Company and its Group.

Yours faithfully,

ICICI Bank Limited, New York Branch

/s/ Akashdeep Sarpal
By: Akashdeep Sarpal
Title: Joint General Manager

We hereby confirm our acceptance of the terms of your offer of a USD 5.0 million credit facility.

Majesco

By:	/s/ Ketan Mehta
Title:	Chief Executive Officer
Date:	May 20, 2016

Appendix I

Majesco

Terms and conditions

1.	Facility	Revolving Facility (Working capital facility)
2.	Proposed Limit (“Limit”)	USD 5.0 million
3.	Existing Limit	USD 5.0 million
4.	Currency	USD
4A.	Purpose	Working capital requirements of the Borrower
5.	Sub-limit(s)	Nil
6.	Interchangeability	Nil
7.	Security

•     Exclusive first charge on Majesco (formerly Majesco Software Inc.’s, USA) current assets including receivables.

•     Unconditional and irrevocable Corporate Guarantee of Mastek Limited covering 110% of the facility including arrears of interest (if any)

The security shall be created in favor of the Bank / its trustees or agents and shall be in a form and manner acceptable to the Bank.

The Borrower shall file particulars of charges with the UCC within the period prescribed by law.

8.	Margins
	Book debts	Cover Period : 90 days Margin* : 25% *Excluding inter-company receivables.
9.	Validity of facility	Up to May 15, 2017
10.	Tenor / Repayment schedule	Maximum tenor of each tranche: 360 days or up to validity period of facility, whichever is earlier.
11.	Interest	3M LIBOR + 375 bps p.a. Interest would be payable monthly, on the last date of each month. Interest will be calculated on 360 days basis.
12.	Commitment Fee	0.25% p.a. of the unutilized amount, if the unutilized amount is more than USD 2.5 million, payable quarterly.
13.	Processing fee	1.00% p.a. of the facility amount payable upfront.
14.	Debt Servicing Reserve Account (DSRA)	Borrower agrees to place before first drawdown date, whichever is earlier, a deposit in the form of DSRA with the Lender for the amount equaling to USD 0.20 million over the tenor of the facility.
15.	Draw-down

The amount shall be disbursed / drawn down in full or part, subject to a minimum of USD 100,000.

Disbursement / drawdown under the facility will be subject to a written request / notice of two working days in advance.

16.	Repayment Terms	Amounts repaid will be available for further draw-down subject to being within the amount sanctioned and expiry date of the facility.
17.	Prepayment	The Borrower shall be entitled to prepay any of the outstanding tranches (in part or full) without any prepayment penalty.
18.	Event of default

Event of default

•     Cross default

•     Payment default

•     Misrepresentation

•     Insolvency or insolvency proceedings, save for an appropriate exception for frivolous and vexatious proceedings

•     Cessation of all or substantial part of the business;

•     Illegality

•     Material covenant defaults

•     Judgment defaults

•     Expropriation of all or material part of the Borrower’s assets

•     Material contracts or securities becoming void or adversely limited.

•     Ownership/Management covenant default.

•     Non-submission or delayed submission of stock statement/borrowing base certificate.

•     Non-submission or delayed submission of financial statements.

•     Irregular due to drawings beyond DP/Limit.

•     The borrower, any of its Group companies or Directors of those companies are listed in OFAC, SEBI, RBI or other negative/ restricted lists.

Upon the occurrence of any event of default the Lender will be entitled to cancel the Facility and demand an immediate repayment of outstanding amount of the Facility and enforce the Security. The Lenders may at their discretion provide cure period not exceeding 15 days for non-payment / non bankruptcy related events of default that the Lender at its discretion may determine are capable of being cured.

19.	Default Interest Rate	At all times during a default, principal, interest and any other outstanding amounts shall bear interest at a rate per annum equal to 2.00 % in excess of the applicable interest rate.
20.	Audit	At the sole discretion of Lender, the Lender in consultation with the Borrower will arrange for a receivables audit once in a year. The costs of this audit will be paid by Borrower.
21.	Others

i A CA certificate confirming that all financial commitments including all forms of guarantees are within the overall ceiling prescribed for overseas investment by the Indian party i.e. within 400 % of the net worth of the Indian party, if applicable.

ii In case of unhedged foreign currency exposure if any, the Bank reserves right to increase the pricing of the facilities.

Operational terms and conditions

1.	Periodicity of submission of information to the Bank	Receivables Statement	The company will furnish on or before 15th day of the month, details of book debts in the prescribed format. The receivable statement needs to be certified by the company’s management.
		Un-audited quarterly financial statements	Within 45 days of each calendar quarter end for the company signed by management.
		Audited / unaudited financial statements	1. Provisional : within three months from the close of the accounting year 2. Audited : within six months from the close of the accounting year
		Data required for renewal of credit limits.	On or before the expiry of the credit limits.
2.	Sole banking arrangements	All other terms and conditions shall be as per the Credit Facility Agreement (CFA) to be executed between the company and ICICI Bank Ltd.
3.	Others

The Branch reserves the right to cancel the facility and demand full repayment of the outstanding facility within 90 days if the borrower, any of its group companies or directors of any group company are found to be on negative/restricted lists issued by agencies such as Office of Foreign Assets Control (part of US Treasury department), Securities & Exchange Board of India, Reserve Bank of India, etc.

CA Certificate that all the guidelines regarding Indian JV/WOS abroad have been followed/complied with it fall under the automatic route is to be provided.

Penal Rates

Sl.	Nature of default (as applicable)	Reckoning of penalty	Penal interest rate (p.a.) payable monthly
1.	Non-submission or delayed submission of stock statement	From the due date of submission (as per sanction terms) till the date of submission, calculated on the fund based outstandings.	2%
2.	Non-submission or delayed submission of financial statements / renewal data	From the due date of submission (as per sanction terms) till the date of submission, calculated on the fund based outstandings.	2%
3.	Irregular due to drawings beyond DP/Limit	a) Excess drawings - Over Drawing Power but within sanctioned limit	2%
		b) Excess over limit	2%
		c) Continuously irregular for more than 45 days under (a) or (b) above	2%

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